CounterPath Announces Closing of

$4 Million Convertible Debenture Offering

VANCOUVER, CANADA – November 30, 2006 – CounterPath Solutions, Inc. (OTCBB: CTPS), a provider of VoIP (Voice over IP) and Video over IP softphones, today announced it has closed its previously announced private placement of convertible debentures in the principal amount of $4 million to a group of investors led by KMB Trac Two Holdings Ltd.

The convertible debentures are senior unsecured obligations of the Company at an interest rate of 5.0% per annum, payable quarterly and mature in two years. At the option of the investors, the debentures may be converted into shares of the Company’s common stock at a conversion price of $0.40 per share. Under the terms of the private placement, the investors also acquired warrants for the purchase of up to 5.0 million shares of the Company’s common stock, exercisable for three years at a price of $0.80 per share. The Company will not be paying any broker’s or finder’s fees in connection with this private placement or granting registration rights, other than for typical piggy-back registration rights.

The outstanding $2 million convertible debenture held by KMB Trac Two Holdings Ltd. represented $2 million of the purchase price and was cancelled on closing. In addition, the outstanding warrants for the purchase of up to 2.5 million common shares at a price of $0.80 per share, which were issued in connection with the outstanding convertible debenture, were cancelled on closing.

The net $2 million proceeds of the offering will be used to (1) expand the development and marketing of our core products, (2) develop additional products, and (3) for general corporate purposes.

The securities issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

For more information, contact:

David Karp, CFO

+1.604.320.3344 x114

ir@counterpath.com